Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Defined terms included below have the same meaning as terms defined and included elsewhere in the preliminary prospectus supplement dated April 28, 2024 (the “Preliminary Prospectus Supplement”), except that, unless the context requires otherwise, the term “forward sale agreement” as used herein does not include any additional forward sale agreement that we may enter into in connection with the exercise by the underwriter of its option to purchase additional shares in the offering of shares of common stock contemplated by the Preliminary Prospectus Supplement (the “Offering”).

Introduction

UMB is providing the following unaudited pro forma condensed combined financial data to aid stockholders in their analysis of the financial aspects of the Merger and the forward sale agreement. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the audited consolidated balance sheet of UMB as of December 31, 2023 with the audited consolidated balance sheet of HTLF as of December 31, 2023, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on December 31, 2023.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 combines the audited consolidated statement of income of UMB for the year ended December 31, 2023 with the audited consolidated statement of income of HTLF for the year ended December 31, 2023, giving effect to the Merger and forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.

The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into the Preliminary Prospectus Supplement and the accompanying base prospectus:

•	The historical audited consolidated financial statements of UMB as of and for the year ended December 31, 2023; and

•	The historical audited consolidated financial statements of HTLF as of and for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into the Preliminary Prospectus Supplement.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the Merger and the forward sale agreement, both of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of HTLF by UMB. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

Accounting for the Merger

The acquisition of HTLF will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of HTLF.

Forward sale agreement

In connection with the forward sale agreement, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of    shares of our common stock. Such borrowed shares of our common stock will be delivered by the forward seller for sale to the underwriter in this offering. In the event that (i) the forward purchaser (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale to the underwriter on the anticipated closing date the number of shares of our common stock to be sold to the underwriter or (ii) in the forward purchaser’s commercially reasonable judgment either it is impracticable to do so or the forward purchaser (or its affiliate) would incur a stock loan rate greater than a specified rate to borrow and deliver for sale to the underwriter on the anticipated closing date such number of shares of our common stock, or if certain other conditions to the forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriter a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriter. For purposes of this section “Unaudited Pro Forma Condensed Combined Financial Data”, we have assumed a total offering size of $100.0 million in the offering contemplated by the Preliminary Prospectus Supplement.

We will not receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriter. We expect to physically settle the forward sale agreement at the assumed offering size of $100.0 million (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 18 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement).

Basis of Pro Forma Presentation

The historical financial data of UMB and HTLF has been adjusted to give pro forma effect to the transaction accounting required for the Merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the Merger and full physical settlement of the forward sale agreement at the assumed offering size of $100.0 million.

The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the Merger been completed and the forward sale agreement been fully physically settled at the assumed offering size of $100.0 million as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger. HTLF and UMB have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

(in thousands)

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
ASSETS
Loans	$23,172,484	$12,068,645	$(780,326)	(A)	$34,460,803
Allowance for credit losses on loans	(219,738)	(122,566)	59,199	(A)	(367,803)
			(84,698)	(E)

Net loans	22,952,746	11,946,079	(805,825)		34,093,000
Loans held for sale	4,420	5,071			9,491
Securities:
Available for sale	7,068,613	4,646,891			11,715,504
Held to maturity, net of allowance for credit losses	5,688,610	838,241	(26,278)	(A)	6,500,573
Trading securities	18,093	—			18,093
Other securities / Other investments at cost	492,935	91,277			584,212

Total securities	13,268,251	5,576,409	(26,278)		18,818,382

Federal funds sold and securities purchased under agreements to resell	245,344				245,344
Interest-bearing due from banks	5,159,802				5,159,802
Interest bearing deposits with other banks and other short-term investments		47,459			47,459
Cash and due from banks	447,201	275,554	100,000	(B)	607,755
			(215,000)	(D)
Time deposits in other financial institutions		1,240			1,240
Premises and equipment, net	241,700	177,001			418,701
Premises and equipment held for sale		4,069			4,069
Other real estate, net		12,548			12,548
Accrued income	220,306				220,306
Goodwill	207,385	576,005	207,785	(A)	991,175
Other intangibles, net	71,012	18,415	407,585	(A)	497,012
Cash surrender value on life insurance		197,085			197,085
Deferred tax assets			58,609	(A)	58,609
Other assets	1,193,507	574,772			1,768,279

Total assets	44,011,674	19,411,707	(273,124)		63,150,257

LIABILITIES
Deposits
Noninterest-bearing demand	12,130,662	4,500,304			16,630,966
Interest-bearing demand and savings	20,588,606	8,805,597			29,394,203
Time deposits under $250,000	2,292,899				2,292,899
Time deposits of $250,000 or more	780,692				780,692
Time deposits		2,895,813	11,015	(A)	2,906,828

Total deposits	35,792,859	16,201,714	11,015		52,005,588
Federal funds purchased and repurchase agreements	2,119,644				2,119,644
Borrowings		622,255			622,255
Short-term debt	1,800,000				1,800,000
Long-term debt	383,247	372,396	(71,744)	(A)	683,899
Accrued expenses and taxes	389,860				389,860
Other liabilities	425,645				425,645
Accrued expenses and other liabilities		282,225			282,225

Total liabilities	40,911,255	17,478,590	(60,729)		58,329,116
SHAREHOLDER’S EQUITY
Series E Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock		110,705			110,705
Common stock	55,057	42,688	(19,188)	(A)	79,781
			1,224	(B)
Capital surplus	1,134,363	1,090,740	695,475	(A)	3,019,354
			98,776	(B)
Retained earnings	2,810,824	1,141,501	(1,141,501)	(A)	2,511,126
			(215,000)	(D)
			(84,698)	(E)
Accumulated other comprehensive loss, net	(556,935)	(452,517)	452,517	(A)	(556,935)
Treasury stock at cost	(342,890)	—			(342,890)

Total shareholder’s equity	3,100,419	1,933,117	(212,395)		4,821,141

Total liabilities and stockholders’ equity	$44,011,674	$19,411,707	$(273,124)		$63,150,257

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

(in thousands)

Please refer to the notes to the unaudited pro forma condensed combined financial data

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
INTEREST INCOME
Loans	$1,399,961	$697,997	$156,065	(AA)	$2,254,023
Securities:
Taxable interest	214,981	223,521			438,502
Tax-exempt interest	102,197	25,268			127,465

Total securities income	317,718	248,789	—		565,967
Federal funds and resell agreements	17,647	3			17,650
Interest-bearing due from banks	103,190				103,190
Interest on interest bearing deposits in other financial institutions		7,007			7,007
Trading securities	729				729

Total interest income	1,838,705	953,796	156,065		2,948,566

INTEREST EXPENSE
Deposits	704,210	319,688	(11,015)	(AA)	1,012,883
Federal funds and repurchase agreements	93,026				93,026
Borrowings		10,311			10,311
Term debt		22,560	(8,297)	(AA)	14,263
Other	121,353				121,353

Total interest expense	918,589	352,559	(19,312)		1,251,836

Net interest income	920,116	601,237	175,377		1,696,730
Provision for credit losses	41,227	21,707	84,698	(CC)	147,632

Net interest income after provision for credit losses	878,889	579,530	90,679		1,549,098

NONINTEREST INCOME
Trust and securities processing	257,200				257,200
Trading and investment banking	19,630				19,630
Service charges on deposit accounts	84,950	74,024			158,974
Loan servicing income		1,561			1,561
Trust fees		20,715			20,715
Insurance fees and commissions	1,009				1,009
Brokerage fees	54,119				54,119
Brokerage fees and insurance commissions		2,794			2,794
Capital market fee		10,007			10,007
Bankcard fees	74,719				74,719
Investment securities (losses) gains, net	(3,139)	(141,539)			(144,678)
Unrealized gain on equity securities, net		240			240
Net gains on sale of loans held for sale		3,880			3,880
Income on bank owned life insurance		3,771			3,771
Other	53,365	3,621			56,986

Total noninterest income	541,853	(20,926)	—		520,927

NONINTEREST EXPENSE
Salaries and employee benefits	553,421	251,276			804,697
Occupancy, net	48,502	26,847			75,349
Equipment	68,718	11,599			80,317
Supplies and services	16,829				16,829
Marketing and business development / Advertising expense	25,749	8,347			34,096
Processing Fees	103,099				103,099
Legal and consulting	29,998				29,998
Bankcard	32,969				32,969
Amortization of other intangible assets	8,587	6,739	74,106	(AA)	89,432
Regulatory fees	77,010				77,010
Professional fees		58,667			58,667
FDIC insurance assessments		19,940			19,940
Other real estate and loan collection expenses		1,489			1,489
(Gain) on sale/valuations of assets, net		(77)			(77)
Acquisition, integration and restructuring costs		10,359	215,000	(BB)	225,359

Unaudited Pro Forma Condensed Combined Statement of Income

As of December 31, 2023

(in thousands)

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
Partnership investment in tax credit projects		5,401			5,401
Other	34,258	61,240			95,498

Total noninterest expense	999,140	461,827	289,106		1,750,073

Income before taxes	421,602	96,777	(198,427)		319,952
Income tax expenses	71,578	16,857	(62,937)	(EE)	25,498

NET INCOME	350,024	79,920	(135,491)		294,453
Preferred dividends		(8,050)			(8,050)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$350,024	$71,870	$(135,491)		$286,403

PER SHARE DATA.
Net income – basic	$7.22	$1.68			$3.91
Net income – diluted	$7.18	$1.68			$3.89
Dividends	$1.53	$1.20			$2.73
Weighted average shares outstanding – basic	48,503,643	42,701,000			73,227,334
Weighted average shares outstanding – diluted	48,763,820	42,792,000			73,537,561

Please refer to the notes to the unaudited pro forma condensed combined financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Merger had been consummated and the forward sale agreement had been fully physically settled at the assumed offering size of $100.0 million on December 31, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statement of income, as if the Merger had been consummated and the forward sale agreement had been fully physically settled at the assumed offering size of $100.0 million on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial data has been prepared assuming the purchase method of accounting in accordance with GAAP. Under this method, HTLF’s assets and liabilities as of the date of the Merger will be recorded at their respective fair values and added to those of UMB. Any difference between the purchase price for HTLF and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Preliminary Prospectus Supplement and are subject to change as additional information becomes available and additional analyses are performed. UMB management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Merger will be expensed as incurred under ASC 805 and are assumed to be cash settled.

UMB has performed a preliminary review of HTLF’s and UMB’s accounting policies, and no material impacts are expected to be required as a result of the review performed.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(A)	Reflects the purchase price allocation adjustments to record HTLF’s assets and liabilities at estimated fair value as of December 31, 2023 based on the consideration conveyed.

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets of HTLF. This was considered appropriate based on the determination that the Merger would be accounted for as a business acquisition under ASC 805. The deferred tax assets represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using an estimated tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates and the difference may be material.

Unaudited Pro Forma Condensed Combined Statement of Income

As of December 31, 2023

(in thousands)

Net Assets Identified	Fair Value as of December 31, 2023 (in thousands)
Loans	$11,288,319
Allowance for credit losses on loans	(63,367)
Loans held for sale	5,071
Available for sale	4,646,891
Held to maturity, net of allowance for credit losses	811,963
Other securities / Other investments at cost	91,277
Interest bearing deposits with other banks and other short-term investments	47,459
Cash and due from banks	275,554
Time deposits in other financial institutions	1,240
Premises and equipment, net	177,001
Premises and equipment held for sale	4,069
Other real estate, net	12,548
Goodwill	783,790
Core deposit intangible (“CDI”)	426,000
Cash surrender value on life insurance	197,085
Deferred tax assets	58,609
Other assets	574,772
Noninterest-bearing demand	(4,500,304)
Interest-bearing demand and savings	(8,805,597)
Time deposits	(2,906,828)
Borrowings	(622,255)
Long-term debt	(300,652)
Accrued expense and other liabilities	(282,225)
Total Fair Value	1,920,420

Consideration Conveyed	(in thousands except exchange ratio and stock price)
Shares to HTLF common stockholders	$23,500,000
Current UMB stock price	81.72	(1)

Total preliminary purchase price consideration	$1,920,420

(1)

Reflects opening price of UMB’s common stock as of April 22, 2024. A 10% fluctuation in the market price of UMB’s stock price would affect the estimated value of the Merger Consideration reflected in the unaudited pro forma condensed combined financial data with a corresponding change to goodwill (bargain purchase gain) related to the Merger, as illustrated in the table below:

Change in Stock Price	Stock Price	Estimated Merger Consideration (in thousands)	Estimated Goodwill (in thousands)
As presented for consideration conveyed	$81.72	$1,920,420	$783,790
10% increase in stock price	$89.89	$2,112,462	$975,832
10% decrease in stock price	$73.55	$1,728,378	$591,748

(B)

Represents the receipt of $100.0 million from the forward purchaser and the issuance of approximately 1.2 million shares, in accordance with the terms of the forward sale agreement and assuming such shares are issued at $81.72 per share and that the forward sale agreement has been fully physically settled at the assumed size of $100.0 million.

Unaudited Pro Forma Condensed Combined Statement of Income

As of December 31, 2023

(in thousands)

(C)

Reflects nonrecurring transaction costs of $215.0 million expected to be incurred as a result of the Merger and the forward sale agreement. This amount is comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The nonrecurring expense is reflected at adjustment (BB).

(D)

Reflects the recognition of an allowance for loan losses on HTLF’s loans; this adjustment relates to loans that are not considered to be purchase credit deteriorated (“PCD”) assets. The nonrecurring expense is reflected at adjustment (CC).

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year ended December 31, 2023

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

1)	Interest income related to Loans. Reflects an increase in interest income related to loans due to the reduced fair value of loans per the purchase price allocation.

2)	Interest expense related to Time deposits. Reflects a decrease in interest expense related time deposits due to the increase in fair value of this liability per the purchase price allocation.

3)	Interest expense related to Long-term debt. Reflects a decrease in interest expense related to long-term debt due to the reduced fair value of this liability per the purchase price allocation.

4)	Amortization expense. Reflects an increase in amortization expense related to CDI, calculated using the sum-of-the-year-digits method and an amortization period of 10 years.

(BB)

Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $215.0 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. An equivalent balance sheet adjustment is reflected at adjustment (C).

(CC)	Reflects the recognition of nonrecurring expenses related to the provision for credit losses. An equivalent balance sheet adjustment is reflected at adjustment (D).

(DD)	Reflects the tax impact of all pro forma adjustments for the year ended December 31, 2023, calculated using the estimated global blended statutory rate of 21%.

4. Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the year ended December 31, 2023 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled at the assumed offering size of $100.0 million, on January 1, 2023. As the Merger and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled at the assumed offering size of $100.0 million, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Merger and the forward sale agreement have been outstanding for the entire periods presented.

Unaudited Pro Forma Condensed Combined Statement of Income

As of December 31, 2023

(in thousands)

Pro forma net income per share—basic and diluted

(in thousands except share and per share amounts)

For the Year Ended December 31, 2023
Numerator
Pro forma net income – basic and diluted	$294,453
Less: Preferred dividends	(8,050)
Net earnings allocated to common stock	286,403
Denominator
Pro forma weighted average shares of common stock outstanding – basic	73,227,334
Pro forma basic earnings per share	$3.91
Add: Dilutive effect of stock options and restricted stock	310,227
Pro forma weighted average shares of common stock outstanding – diluted	73,537,561
Pro forma diluted earnings per share	$3.89

The above calculation excludes the following potential common stock as of December 31, 2023 from the computation of diluted net earnings per share attributable to common shareholders of the combined company for the period indicated because including them would have had an antidilutive effect:

	As of December 31, 2023
Outstanding stock options and RSUs of UMB	55,649
Stock units of HTLF	61,600	(1)
Stock options of HTLF	33,000	(2)

(1)	Assumes 112,000 stock units of HTLF outstanding, multiplied by the Exchange Ratio.
(2)	Assumes 60,000 stock options of HTLF outstanding, multiplied by the Exchange Ratio.